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                                                                      EXHIBIT 10

                                    AMENDMENT
                                       TO
                              EMPLOYMENT AGREEMENT


                  This FIRST AMENDMENT TO THE EMPLOYMENT AGREEMENT, made and entered into by and between KMART CORPORATION, a Michigan corporation (together with its successors and assigns permitted under this Agreement, the "Company"), and CHARLES C. CONAWAY (the "Executive") effective as of the 15th day of May 2001.

                  WHEREAS, the Executive has entered into an employment agreement with the Company, dated as of May 30, 2000 (the "Employment Agreement"), pursuant to which the Executive serves the Company as its Chief Executive Officer and Chairman.

                  WHEREAS, the Company has determined that it is appropriate and in the best interests of the shareholders of the Company to provide the Executive with additional incentive compensation opportunities based on the achievement by the Company of certain pre-established performance goals;

                  WHEREAS, the Employment Agreement may be amended by the written agreement of the parties; and

                  WHEREAS, the Company and the Executive now wish to amend the Employment Agreement to reflect the additional incentive compensation opportunities.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties do hereby amend the Employment Agreement as follows, effective as of the date hereof:

         1. A new item (iv) shall be added at the end of Section 6(b) of the Employment Agreement to read as follows:

                  "(iv) Performance Option Grant. On May 15, 2001 (the "Grant Date"), the Committee granted to the Executive a 10-year option to purchase an aggregate of 2,500,000 shares of Stock (the "Performance Option"). The exercise price per share of the Performance Option shall be equal to $10.15 per share, the fair market value of the Stock on the Grant Date. The Performance Option shall be divided into three tranches, with each tranche being subject to the performance requirements described below:

                  (1) The performance requirement with respect to the first tranche, covering 1,250,000 shares of Stock under the Performance Option, shall be based upon the Company's achieving a target level of earnings per share to be established by the Committee in consultation with the Executive within 6 months of the Grant Date, which target must be attained by the Company for any four consecutive fiscal quarters of the Company ending on or before January 31, 2004;

                  (2) The performance requirement with respect to the second tranche, covering 750,000 shares of Stock under the Performance Option, shall be based upon the Company's achieving the "Inventory Turnover" target established and administered by the Committee for purposes of the Company's Long-Term ELT Performance Share Plan for the performance period ending as of January 31, 2004; and

                  (3) The performance requirement with respect to the third tranche, covering 500,000 shares of Stock under the Performance Option, shall be based upon the Company's achieving the "Customer Super Service Index" target established and administered by the Committee for purposes of the Company's Long-Term ELT Performance Share Plan for the performance period ending as of January 31, 2004.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the calculation of earnings per share, or any other performance objective established hereunder, such adjustments and other substitutions shall be made to the performance requirements established hereunder as the Committee in its sole discretion deems equitable or appropriate.




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Any tranche of the Performance Option for which the applicable performance requirement shall have been satisfied shall become vested and exercisable in three equal installments, each relating to one third of the number of shares covered by such tranche, on each of January 31, 2004, 2005 and 2006, provided the Executive remains employed by the Company on the applicable vesting date. Notwithstanding the failure to satisfy the requirements set forth in the preceding sentence:

         (a) In the case of a termination of employment that occurs on or prior to January 30, 2004, all tranches of the Performance Option shall also become vested and exercisable if, under the circumstances of the Executive's termination of employment or if there is a Change in Control, any other options then held by him become vested and exercisable, or would have become vested and exercisable if such options were not then already vested and exercisable, in accordance with the provisions of Section 11 hereof (an "Acceleration Event"); and

         (b) In the case of an Acceleration Event that occurs after January 30, 2004 and prior to January 31, 2006, any tranche of the Performance Option as to which the applicable performance requirement has been satisfied as of January 31, 2004 shall also become vested and exercisable.

All tranches of the Performance Option for which the applicable performance requirement shall not have been satisfied as of January 31, 2004 shall nevertheless become vested and exercisable on the ninth (9th) anniversary of the Grant Date, provided the Executive remains employed by the Company on such date (notwithstanding the provisions of Section 11 hereof, which shall not apply after January 31, 2004 to accelerate the vesting of any particular tranche of the Performance Option to the extent the performance conditions relating to such tranche were not satisfied as of January 31, 2004, except in the circumstances set forth in Section 11(e)). Notwithstanding anything to the contrary in this
Section 6(b) or in the 1997 Plan, if the Executive violates the provisions of
Section 12 hereof, the Performance Option shall immediately terminate."

As soon as practicable following the date hereof, the Company and the Executive will enter into a stock option agreement with terms and conditions consistent in all respects with the provisions of this Section 6(b)(iv) and this Employment Agreement and otherwise substantially the same as nonqualified stock options granted under the of the Company's 1997 Long-Term Equity Compensation Plan, as amended (the "1997 Plan"). Such option shall be issued either under the terms of the 1997 Plan or outside the terms of the 1997 Plan, in which case the Company will take all necessary actions to file, on or before the first anniversary of the Grant Date, and to keep effective, a registration statement on Form S-8 covering the sale of Stock by the Company pursuant to the exercise of the Performance Option.

         2. A new subsection (c) shall be added at the end of Section 6 of the Employment Agreement to read as follows:

                  "(c) Executive Loan. As soon as practicable following the effective date hereof, the Company will provide the Executive a loan in the principal amount of $5,000,000 (the "Loan") that shall be due and payable on February 1, 2006 and that shall bear interest at the minimum rate necessary on the date the loan is extended to avoid imputation of tax under Section 7872 of the Internal Revenue Code of 1986, as amended. The Company and the Executive will enter into a full recourse, unsecured promissory note with respect to the Loan, with customary terms and conditions consistent in all respects with the provisions of this Section 6(c). Interest on the Loan accruing during the term of the Loan shall be compounded annually and shall be deferred until January 31, 2006.

The outstanding principal and accrued interest under the Loan shall automatically and without further action on the part of the Company or the Executive be forgiven in full by the Company, provided the Executive remains employed by the Company through January 31, 2006. All principal and accrued interest on the Loan shall also be forgiven, without further action on the part of the Company or the Executive, upon the earlier to occur of the following prior to February 1, 2006: (i) the Company's delivery to the Executive of a notice of non-extension pursuant to Section 2, hereof, or (ii) the Executive's termination of employment from the Company under any circumstance that results in acceleration of vesting prior to the scheduled vesting date of any stock options then held by the Executive pursuant to the provisions of Section 11 hereof (the applicable event being a "Loan Forgiveness Event").

In the event of Executive's termination of employment prior to January 31, 2006 under circumstances not constituting a Loan Forgiveness Event, unpaid principal and accrued interest under the Loan shall be repayable in full upon such termination in accordance with the terms of the promissory note and any cash compensation then owed to the Executive by the Company may be offset against any amounts then owed by



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the Executive to the Company with respect to the Loan; provided, however, that in the event there is any dispute between the Company and the Executive as to whether the underlying circumstances of termination constitute a Loan Forgiveness Event, no offset shall be applied by the Company until such dispute has been finally resolved in accordance with the provisions of Section 26 hereof.

The Executive shall be solely responsible for his personal tax liability arising as a result of the Loan and any forgiveness of principal or interest under the Loan. Notwithstanding the foregoing, in the event that the Internal Revenue Service determines at any time that principal or interest under the Loan should be taken into account as taxable income by the Executive at the time it is entered into, any resulting tax, including any resulting state and local taxes (collectively "Associated Taxes"), and any related interest and penalties, will be either paid by the Company or advanced to the Executive, at his election, when due. In addition, the Company shall make additional payments to the Executive to hold him harmless from: (i) any tax liabilities attributable to its payment of any related interest and penalties (but not of the Associated Taxes), and (ii) any imputed income associated with interest-free component of the Executive's repayment obligation referred to in the next succeeding paragraph (the "Hold Harmless Payments").

Should the Company wish to contest, together with the Hold Harmless Payments the accelerated inclusion of such income, then the Executive shall reasonably cooperate with the Company as to such contest, and the Associated Taxes, and any amounts due with respect to related interest and penalties, may be paid by the Company or, at his election advanced to the Executive, at such later time as is agreed to by the Executive, together with the Hold Harmless Payments. Any such Associated Taxes shall be repaid by the Executive to the Company (without interest), either at the time the Loan is otherwise repayable by the Executive, or at the time such loan is forgiven in accordance with this Section 6(c), whichever is applicable. Any such Hold Harmless Payments shall be the sole responsibility of the Company."

         3. Defined Terms used herein and not otherwise defined in this Amendment shall have the same meaning as when used under the Employment Agreement.

         4. Except as amended and modified hereby, the terms of the Employment Agreement shall remain in full force and effect.


                  IN WITNESS WHEREOF, the parties hereto have entered into the First Amendment to Employment Agreement as of the day and year first written above.

                         EXECUTIVE



                         /s/ Charles C. Conaway
                         ---------------------------------------------
                         Charles C. Conaway



                         KMART CORPORATION



                         /s/ Robert D. Kennedy
                         ---------------------------------------------
                         By: Robert D. Kennedy
                         Title: Chairman, Compensation and Incentives Committee